EXHIBIT 10.1

2004

GLOBAL POWER EQUIPMENT GROUP INC.

MANAGEMENT INCENTIVE COMPENSATION PLAN

GLOBAL POWER EQUIPMENT GROUP INC. – PLAN YEAR 2004

MANAGEMENT INCENTIVE COMPENSATION PLAN

SECTION 1 - PURPOSE

The Global Power Equipment Group Inc. (“Company”) Management Incentive Compensation Plan is designed to motivate and to reward key personnel who contribute materially to the economic profit of the Company and thereby to aid the Company in attracting, retaining and motivating personnel. The Company recognizes the important contribution of its employees to its success and adopts this Plan to reward such contributions and sustain the incentive for making such contributions in the future.

SECTION 2 – DEFINITIONS

As used herein:

1.	“Base Salary” shall mean the aggregate amount of wages and/or salary (but excluding any bonus, disability pay or severance pay) earned by a Participant during the applicable Plan Year in which the Participant was eligible to participate in the Plan, determined in accordance with Section 3 hereof.

2.	“Board of Directors” shall mean the Board of Directors of the Company.

3.	“Bonus” shall mean the amount of incentive compensation earned by a Participant, determined in accordance with Section 4 hereof.

4.	“Cause” shall mean fraud, dishonesty, and acts of gross negligence in the course of employment, material misrepresentation to stockholders and directors of the Company or the commission of a felony.

5.	“Committee” shall mean the Compensation Committee appointed in accordance with Paragraph 1 of Section 6 of the Plan.

6.	“Company” shall mean Global Power Equipment Group Inc.

7.	“Disability” shall have the same meaning as such term or similar term as defined in the disability insurance policy maintained by the Company which covers the Participant at the time of the alleged disability, or in the event the Company maintains more than one disability insurance policy which covers the Participant at such time, the meaning in the disability policy most recently acquired by the Company. If the Company maintains no such disability insurance policy at such time, “Disability” shall mean a mental or physical impairment or illness, which, in the judgment of the President of the Company, totally and presumably permanently prevents the individual from fully completing his normal job responsibilities for the Company.

8.	“Participant” shall mean any officer or employee of the Company designated by the Compensation Committee of the Board of Directors as eligible to participate in the Plan.

9.	“Plan” shall mean this Global Power Equipment Group Inc. Management Incentive Compensation Plan, as in effect from time to time.

10.	“Year” shall mean the calendar year.

11.	“EBITDA” shall mean Earnings Before Interest, Taxes, Depreciation and Amortization.

SECTION 3 - ELIGIBILITY

1.	Individuals eligible to receive a Bonus pursuant to this Plan shall be such employees of the Company as the Compensation Committee of the Board of Directors shall at any time designate. The Compensation Committee of the Board of Directors shall also designate the classification level at which each eligible individual shall participate. In deciding who shall be eligible for participation in the Plan and at which classification level an individual shall participate, the Compensation Committee of the Board of Directors shall be guided by the principle that the Participants shall be employees whose area of responsibility provides them with a substantial opportunity to significantly affect economic profit of the company or provides them with an opportunity to significantly influence the long-term growth of the financial performance of the Company.

2.	If a Participant’s employment with the Company terminates prior to the end of a Year as a result of termination by the Company for Cause, the Participant shall forfeit any Bonus to which he may become entitled according to the Plan for the then current Year. If a Participant’s employment with the Company terminates prior to the end of a Year as a result of voluntary termination by the Participant, the Participant shall forfeit any Bonus to which he may become entitled according to the Plan for the then current Year. If a Participant’s employment with the Company is terminated prior to the end of a Year by the Company without cause or if a Participant’s employment with the Company terminates prior to the end of a Year as a result of his Death or Disability, the Participant shall be entitled to receive a Bonus for the Year based upon the Base Salary earned by the Participant prior to termination. If a Participant’s employment with the Company is terminated prior to the end of a Year as a result of his Retirement, the Participant shall be entitled to receive a Bonus for the Year based upon the Base Salary earned by the Participant prior to his Retirement.

3.	Any issues of eligibility not covered by the above will be determined by the Compensation Committee of the Board of Directors at the time they arise.

SECTION 4 - DETERMINATION OF AMOUNT OF BONUS

The determination of the amount of bonus will be based on:

1.	The individual participation level is outlined in your notification of participation in the Global Power Equipment Group Inc. Management Incentive Compensation (MIC) plan. The participation level is based upon a target Bonus, with the actual Bonus ranging from 0% (minimum) to 200% of target (maximum). For instance, if your participation level is defined as 10% then the Bonus range is from 0% to 20%.

2.	Actual Economic profit will be calculated at the end of the year as follows: Economic profit (EP) = Earnings Before Interest & Taxes (EBIT) – (Capital Employed x 20%). See Attachment A for further details.

3.	Economic Profit will be calculated for each individual based upon performance for the specific entity as outlined in the Participant notification letter. For example, this will be calculated on Global Power Equipment Group Inc., Braden Manufacturing, LLC and CFI, or Deltak, LLC (as noted in your participation letter).

4.	Actual Economic Profit will be compared to the Target Economic Profit as shown on the Award schedule, resulting in a payout ranging from 0% (minimum) to 200% of target (maximum), subject to the limitations set forth in Section 4 (5), below. See Attachment B for further details.

5.	The final calculated Bonus would then be subject to adjustment due to a company-wide Global Power limitation, whereby total Global Power (and subsidiaries) Bonuses (including MIC, Sales Bonuses, Profit Sharing and other Bonuses) cannot exceed 8% of Global Power Equipment Group Inc. EBITDA. Each Participant’s payment amount will be reduced, if necessary, by an appropriate amount, proportionate or prorata with/to the total adjustment made to overall bonus compensation, to comply with this limitation.

SECTION 5 - PAYMENT OF BONUS

1.	The Company shall pay the Bonus to the Participant as soon as practicable after its calculation, but in no event later than March 15 of the Year following the Year to which it relates. The Bonus Payment shall be paid by payroll check (with applicable withholdings deducted).

2.	If a Participant’s employment with the Company terminates prior to the end of a Year, his eligibility to receive the Bonus shall be determined in accordance with Section 3 hereof.

3.	If a Participant is not living at the time his Bonus is payable to him in accordance with this Plan, any Bonus which would have been payable to him shall be paid to the beneficiary, if any, designated in writing by the Participant, or if none, to his estate. A Participant may at any time revoke or change his beneficiary by filing written notice of such revocation or change with the Company.

SECTION 6 - ADMINISTRATIVE PROVISIONS

1.	The Compensation Committee of the Board of Directors shall direct the administration of the Plan.

2.	The Compensation Committee of the Board of Directors shall have full power to amend, modify, rescind, construe and interpret the Plan. Any action taken or decision made by the Compensation Committee of the Board of Directors arising out of, or in connection with the construction, administration, interpretation or effect of the Plan or of any rules and regulations adopted thereunder shall be conclusive and binding upon all Participants and all persons claiming under or through a Participant.

3.	The Compensation Committee of the Board of Directors may rely upon any information supplied to it by any officer of the Company or by the Company’s independent public accountants and may rely on the advice of such accountants or of counsel in connection with the administration of the Plan and shall be fully protected in relying upon such information or advice.

4.	No employee, officer of the Company or member of the Compensation Committee of the Board of Directors shall have any liability for any decision or action if made or done in good faith and the Company shall indemnify each director, employee, and officer of the Company acting in good faith pursuant to this Plan against any loss or expense arising therefrom.

5.	Nothing in this Plan shall be construed or interpreted as giving any employee the right to be retained by the Company or impair the right of the Company to control its employees or to terminate the services of any employee at any time.

6.	Delaware State law shall determine and govern the validity and construction of this Plan in all respects. If any term or condition herein conflicts with applicable law, the validity of the remaining provisions shall not be affected thereby.

7.	This Plan shall (a) be effective as of January 1, 2004; (b) replace and supersede any and all prior versions hereof or other incentive bonus plans of the Company for employees of the Company; and (c) continue in effect until terminated by the Compensation Committee of the Board of Directors or in accordance with its terms.

8.	This Plan shall not create any rights of future participation herein.

9.	No person eligible to receive any payment shall have any rights to pledge, assign or otherwise dispose of all or any portion of such payments, either directly or by operation of law, including but not by way of limitation, execution, levy, garnishment, attachment, pledge or bankruptcy.

10.	The Company shall have the right to deduct for the payment of a Bonus hereunder any federal, state or local taxes required by law to be withheld with respect to such distribution.

IN WITNESS WHEREOF, the Company has caused this Global Power Equipment Group Inc. Management Incentive Compensation Plan to be signed by its duly authorized Vice President of Finance & CFO, effective January 1, 2004.

GLOBAL POWER EQUIPMENT GROUP INC.

By	/s/ James P. Wilson
James P. Wilson
V. P. Finance & CFO

Date	April 13, 2004

Attachment A

Economic Profit (EP) Definition

Economic Profit (EP) is a metric which encourages value-creating business decisions:

•	EP is equal to Earnings Before Interest & Taxes (EBIT) minus a charge for the use of capital. The charge is assessed at a rate of 20% of capital per year. The calculation is shown below.

Economic Profit
EBIT – Capital x 20% = Economic Profit

•	EP requires that a reasonable return (20%) pre-tax) be earned on new investments. Otherwise, it simply encourages maximization of profit every year.